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Phase 3 Trial of Genasense® in Patients with Advanced Multiple Myeloma
Does Not Meet Primary End-point

BERKELEY HEIGHTS, NJ – November 26, 2004 —Genta Incorporated (Nasdaq: GNTA) announced today that the Company’s randomized Phase 3 clinical trial of Genasense® (oblimersen sodium) Injection in patients with advanced multiple myeloma did not meet its primary end-point. The trial had been designed to evaluate whether the addition of Genasense to standard therapy with high-dose dexamethasone could increase the time to development of progressive disease in patients who previously had received extensive therapy. Further details of the trial results will be presented on Saturday, December 4, 2004 at the annual meeting of the American Society of Hematology (ASH) in San Diego, CA.

“The strength of the preclinical data, combined with results from two preliminary, non-randomized trials, provided a strong rationale for this Phase 3 study,” said Dr. Raymond P. Warrell, Jr., Genta’s Chairman and Chief Executive Officer. “While we are disappointed with these results, we plan to analyze this trial in considerably more detail before making decisions regarding the Genasense program in myeloma.”

About Multiple Myeloma

Multiple myeloma is a cancer of white blood cells that are called plasma cells. In myeloma, these cells, which normally produce infection-fighting antibodies, become mutated and then multiply uncontrollably. This proliferation crowds out normal red and white blood cells, leading to infections, bleeding and anemia. The illness also decreases production of normal antibodies and causes widespread destruction of bone that produces fractures, pain and progressive disability. More information about the disease is available through the Multiple Myeloma Research Foundation: http://www.multiplemyeloma.org/

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer

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cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense.

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense® (oblimersen sodium) Injection, the Company's lead compound from its oligonucleotide program, is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

Genta Forward Looking Statement

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.